Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Second Quarter 2009 Results

OAK BROOK, IL (August 5, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and six months ended June 30, 2009.

Key Points

•

Funds from Operations or “FFO” for the second quarter was $20.0 million or $0.25 per share, compared to $23.4 million or $0.35 per share for the three months ended June 30, 2008.

•

Total portfolio leasing activity was strong given current market conditions, with 74 leases signed during the quarter for the rental of 425,176 square feet, a 54 percent increase in square feet leased over the prior quarter and a 27 percent increase over the second quarter 2008.

•

Total portfolio average base rents on renewal leases increased 2.3 percent over expiring rents, while new lease spreads declined 4.7 percent for the quarter.  Excluding one lease that remediated three vacancies in a submarket with a high inventory of available space, total portfolio new lease spreads increased 4.5 percent over expiring rents.

•

Total portfolio leased occupancy was 92.9 percent at June 30, 2009, compared to 93.6 percent at the end of the prior quarter.

•

Company strengthened its financial position by completing an equity offering of 17.1 million common shares which provided net proceeds of $106.4 million.  Proceeds were utilized to pay down entire $80 million line of credit facility balance outstanding at the close of the offering and to repurchase $20 million in principal of convertible senior notes at discount to face amount.

Financial Results

The Company reported that for the second quarter of 2009 FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $20.0 million, a decrease of 14.6 percent compared to $23.4 million for the three months ended June 30, 2008.  On a per share basis, FFO was $0.25 (basic and diluted) for the quarter, a decrease of 28.6 percent from $0.35 in the second quarter of 2008.  Approximately $0.05 of the decrease in FFO per share is due to the additional shares issued by the Company in conjunction with its equity offering in May.  FFO declined from the prior year quarter primarily due to tenant bankruptcies, increased vacancy and lowered expectations of rental and recovery revenues from current tenants as a result of market conditions, increased bad debt expense, decreased equity in earnings from unconsolidated joint ventures including no land sale gains, and no deferred partnership gains in the quarter versus $3.2 million of gains recorded in the second quarter of 2008.  The decrease in FFO was partially offset by a gain on extinguishment of debt of $2.4 million related to the Company’s repurchase of its convertible senior notes during the quarter, decreased interest expense, and a smaller non-cash charge of $0.8 million to record the other than temporary decline in value of certain investment securities compared to the non-cash charge of $2.5 million recorded in the year ago quarter.

Net income was $4.1 million for the second quarter of 2009, a decrease of 57.1 percent from net income of $9.5 million for the three months ended June 30, 2008.  On a per share basis, net income was $0.05 (basic and diluted) for the quarter, a decrease of 64.3 percent compared to $0.14 per share for the same three-month period in 2008.  Approximately $0.01 of the decrease in net income per share was due to additional shares the Company issued as a result of its May 2009 equity offering.  The decrease in net income for the quarter was primarily due to the aforementioned items.

For the six months ended June 30, 2009, FFO was $40.7 million, a decrease of 11.3 percent from $45.8 million in the same period of last year.  On a per share basis, FFO decreased by 20 percent to $0.56 per share from $0.70 per share for the same year ago period.  Approximately $0.05 of the decrease in FFO per share is due to the additional shares issued by the Company in conjunction with its equity offering in May.  FFO for the six-month period decreased primarily due to tenant bankruptcies, increased vacancies and lowered expectations for revenues from current tenants as a result of difficult economic conditions, increased bad debt expense, decreased equity in earnings from unconsolidated joint ventures, and smaller gains from sales of joint venture interests.  The decrease in FFO was partially offset by a gain on extinguishment of debt of $6.0 million related to the Company’s repurchase of its convertible senior notes during the six-month period, as well as a decrease in interest expense.

Net income for the six months ended June 30, 2009 was $10.8 million, a decrease of 44.8% compared to $19.5 million in the prior year period.  The decrease in net income for the quarter was primarily due to the aforementioned items, plus an increase in depreciation and amortization expense.

Reconciliations of FFO to net income and FFO per share to net income per share are provided at the end of this press release.

“As expected, the Company’s results for the quarter reflected the continued impact of challenging marketplace conditions affecting businesses nationwide, including our retailer tenants,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “While we continue to work through the most severe economic downturn in recent history, we took action during the quarter to strengthen the Company’s financial position.  In May we completed an equity offering of 17.1 million common shares that provided net proceeds of $106.4 million which were utilized to pay down the $80 million line of credit facility balance outstanding at the close of the offering, as well as permanently retire $20 million in face value of our convertible notes at a discount to the original face amount.  We believe increasing our equity also provides additional flexibility with lenders as we work to address upcoming debt maturities.”

Portfolio Performance
For the quarter, the Company generated total revenues of $40.3 million, a decrease of 14.1 percent from $46.9 million recorded in the second quarter of 2008.  Total revenues for the six months ended June 30, 2009 decreased 9.4 percent to $87.0 million from $96.0 million in the same period prior year.  The decreases in three and six-month revenues were due to lower rental and tenant recovery income related to certain tenant bankruptcies and the marketplace challenges facing retailer tenants, as well as a decrease in income on properties owned through the joint venture with Inland Real Estate Exchange Corporation (IREX) prior to de-consolidation.  The University of Phoenix office building was consolidated until early February 2009, and was the only IREX joint venture property that was consolidated during the first six months of 2009.  Rental income from properties acquired through the IREX joint venture is recorded as consolidated income until those properties become unconsolidated with the first sales of interests to 1031 exchange investors.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month periods during each year.  A total of 121 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.

Same store net operating income, a non-GAAP measure used to measure the performance of our investment properties, for the quarter was $27.4 million, a decrease of 12.3 percent compared to $31.2 million in the second quarter of 2008.  For the six months ended June 30, 2009, same store net operating income was $56.6 million, a decrease of 7.7 percent compared to $61.4 million for the same period prior year.  The decline in same store net operating income was primarily due to tenant bankruptcies, increased vacancy and lowered expectations for rental and tenant recovery revenues from current tenants.  The Company has successfully re-tenanted certain vacancies created by retailer bankruptcies and expects to record revenues from replacement tenants by the end of 2009 as these businesses begin paying rent and reimbursing their pro-rata share of property operating and real estate tax expenses.

As of June 30, 2009, financial occupancy for the Company’s same store portfolio was 91.2 percent, compared to 92.5 percent as of March 31, 2009, and 92.9 percent as of June 30, 2008.

Guidance:

The Company currently anticipates a same store net operating income decrease of 4.0 percent to 8.0 percent, compared to previously anticipated same store net operating income declines of 2.2 percent to 6.3 percent.  Due to its revised expectations for annual same store net operating income, the Company has reduced the top end of its previous guidance range for FFO per common share (basic and diluted) for fiscal year 2009.  FFO per common share for 2009 is now expected to be $1.05 to $1.13, compared to prior guidance of FFO per common share of $1.05 to $1.18, as adjusted for the May equity offering.  Guidance excludes any estimates for potential impairments.

Leasing
For the three months ended June 30, 2009, the Company executed a total of 74 leases aggregating 425,176 square feet of gross leasable area (GLA).  This included 52 renewal leases comprising 284,134 square feet of GLA with an average rental rate of $11.66 per square foot, representing an increase of 2.3 percent over the average expiring rate. The 20 new leases signed during the quarter comprise 136,110 square feet of GLA with an average rental rate of $15.98 per square foot, representing a decrease of 4.7 percent over the average expiring rental rate.  Excluding one lease with a national hobby and crafts retailer that remediated three vacancies in a Chicago submarket currently with a high inventory of available space, total portfolio new lease spreads increased 4.5 percent over expiring rents.  In addition, for the total portfolio two non-comparable leases were signed for 4,932 square feet of GLA.  The two non-comparable leases have an average rental rate of $15.61 per square foot.  For the consolidated portfolio, the average base rents for new leases increased 6.5 percent while spreads on renewal leases were essentially level.

As of June 30, 2009, the Company’s total portfolio was 92.9 percent leased, compared to 93.6 percent leased as of March 31, 2009, and 93.6 percent leased as of June 30, 2008.  Financial occupancy for the total portfolio was 91.9 percent as of June 30, 2009, compared to 92.6 percent for the total portfolio as of March 31, 2009, and 93.6 percent as of June 30, 2008.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $32.3 million for the quarter, a decrease of 19.0 percent compared to $39.9 million for the second quarter 2008.  For the six months ended June 30, 2009, EBITDA was $69.9 million, a decrease of 8.6 percent from $76.5 million in the prior year period.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense was 2.8 times for the three months ended June 30, 2009, compared to 2.9 times reported for the prior quarter and 3.0 times reported for the second quarter of 2008.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

In May the Company completed an equity offering of 17.1 million common shares at a price of $6.50 per share.  Net of underwriting fees, the offering provided proceeds to the Company of $106.4 million, excluding offering expenses.  The Company utilized $80 million of offering proceeds to pay down to zero the balance outstanding on its line of credit facility as of the close of the offering.  As of June 30, 2009, the Company had $15.0 million outstanding on its unsecured line of credit facility.  The Company also used equity offering proceeds to repurchase $20.0 million in principal amount of its convertible senior notes at a discount to the original face amount.  Subsequent to the debt repurchase, $130.0 million in principal amount of the convertible notes remains outstanding.  During the quarter the Company also reduced outstanding indebtedness by retiring $22.5 million of secured mortgage debt that was due to mature in January 2010.

As of June 30, 2009, the Company had an equity market capitalization of $589.8 million and $1.0 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 62.3 percent.  Including the convertible notes, 72.8 percent of consolidated debt bears interest at fixed rates.  As of June 30, 2009, the weighted average interest rate on this debt was 4.88 percent.

Joint Venture Activity

The Company’s joint venture with Inland Real Estate Exchange Corporation (IREX) was established in 2006 as a means to enhance growth.  The Company earns fees for sourcing properties and managing the assets for the joint venture.  The joint venture sells interests in the properties to 1031 exchange investors.  For the second quarter of 2009, fee income from the IREX joint venture decreased 57.6 percent to $0.4 million, compared to the same period prior year.  The decrease was primarily due to lower acquisition fees earned on sales through the IREX joint venture, and was partially offset by increased management fees on properties in unconsolidated joint ventures.

Subsequent to the close of the quarter, sales to investors of the remaining one percent of interests in the University of Phoenix property were closed.  The properties acquired by the Company through the IREX joint venture currently include four office buildings aggregating 839,808 square feet that are 100 percent leased by Bank of America under long-term leases structured with annual increases.  The properties leased to Bank of America are being marketed by the joint venture to investors in two separate offerings.  The Company expects sales of interests in those properties to continue to be marketed through the remainder of the year and that the properties will be substantially sold by the end of 2009.

The Company’s development joint ventures with established partners include seven properties in various stages of development.  Two projects, Savannah Crossing and Orchard Crossing, are nearly complete pending final lease up.  The Company has extended completion timelines for the remaining development projects as a result of current market conditions.  The Company is currently in active negotiations with the respective lenders to extend and restructure those loans that matured, but were not called, in June 2009.  The Company expects to invest up to $20 million in additional equity to pay down these loans in order to complete these refinancings.  As of June 30, 2009, the Company has a current equity investment of $48.1 million in development joint venture projects and is currently obligated under loan guarantees for up to $34.7 million.

Dispositions

During the quarter the Company sold Montgomery Plaza in Montgomery, IL, a 12,903 square foot neighborhood retail center for $720,000.  The Company also sold for $1.7 million a 114,557 square foot vacant big-box space in Lake Park Plaza in Michigan City, IN, to an established regional discount retailer.  The second quarter supplemental package reflects the adjustment to the square footage of Lake Park Plaza.  In the first quarter, the Company recorded aggregate impairment charges of $1.8 million to record the change in estimated book values of Montgomery Plaza and Lake Park Plaza.

Dividends

In May 2009, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  In June and July 2009 the Company paid monthly cash dividends to stockholders of $0.0475 per common share in accordance with the board of directors’ decision that the Company will pay aggregate annual dividends in an amount equal to 100 percent of its estimated taxable income for 2009.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Wednesday, August 5, 2009 at 3:00 p.m. CT (4:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 5:00 p.m. CT (6:00 p.m. ET) on August 5, 2009, until 8:00 a.m. CT (9:00 a.m. ET) on August 14, 2009.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 431878#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 140 open-air neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and six months ended June 30, 2009, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2009 and December 31, 2008
(In thousands except per share data)

	June 30, 2009 (unaudited)	December 31, 2008
Assets:

Investment properties:
Land	$333,433	336,917
Construction in progress	3,516	2,620
Building and improvements	914,937	926,455

	1,251,886	1,265,992
Less accumulated depreciation	292,852	279,945

Net investment properties	959,034	986,047

Cash and cash equivalents	13,126	5,180
Investment in securities	9,324	8,429
Accounts receivable	46,000	47,305
Investment in and advances to unconsolidated joint ventures	133,776	150,554
Acquired lease intangibles, net	15,772	18,055
Deferred costs, net	8,347	9,612
Other assets	8,939	11,649

Total assets	$1,194,318	1,236,831

Liabilities:

Accounts payable and accrued expenses	$31,905	30,621
Acquired below market lease intangibles, net	2,546	2,793
Distributions payable	4,003	5,431
Mortgages payable	412,850	479,935
Term Loan	140,000	140,000
Line of credit facility	15,000	52,000
Convertible notes (a)	127,855	159,661
Other liabilities	12,385	14,166

Total liabilities	746,544	884,607

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2009 and December 31, 2008	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 84,261and 66,498 Shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	843	665
Additional paid-in capital (net of offering costs of $64,150 and $58,816 at June 30, 2009 and December 31, 2008, respectively)	747,224	636,199
Accumulated distributions in excess of net income	(303,606)	(284,551)
Accumulated other comprehensive income (loss)	1,364	(2,235)

Total stockholders' equity	445,825	350,078

Noncontrolling interest	1,949	2,146

Total equity	447,774	352,224

Total liabilities and stockholders' equity	$1,194,318	1,236,831

(a)

The Company adopted FASB Staff Position No. APB 14-1 on January 1, 2009.  In connection with this adoption, the Company reclassified $9,627 to Additional Paid in Capital to reflect the equity portion of the convertible notes.  The debt component is recorded net of fair value adjustments in the amount of $2,145 and $4,839 at June 30, 2009 and December 31, 2008, respectively.  The FSP required retrospective application and therefore the balance sheet at December 31, 2008 has been restated, reflecting the adoption.  The total principal amount outstanding was $130,000 and $164,500 as of June 30, 2009 and December 31, 2008, respectively.

 INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations

For the three and six months ended June 30, 2009 and 2008 (unaudited)

 (In thousands except per share data)

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008
Revenues
Rental income	$30,040	31,955	60,727	64,626
Tenant recoveries	8,899	12,260	22,588	27,448
Other property income	658	1,487	1,860	1,968
Fee income from unconsolidated joint ventures	694	1,197	1,836	1,989
Total revenues	40,291	46,899	87,011	96,031

Expenses:
Property operating expenses	6,538	5,960	15,568	14,869
Real estate tax expense	7,775	8,157	15,872	16,464
Depreciation and amortization	11,355	11,690	23,836	22,326
Provision for asset impairment	-	666	1,824	666
General and administrative expenses	3,171	3,538	6,449	6,591
Total expenses	28,839	30,011	63,549	60,916

Operating income	11,452	16,888	23,462	35,115

Other income	381	2,235	718	3,592
Gain on sale of investment properties	-	-	341	-
Gain on sale of joint venture interest	433	3,321	1,366	3,975
Gain on extinguishment of debt	2,443	-	6,049	-
Impairment of investment securities	(823)	(2,505)	(2,504)	(2,510)
Interest expense	(8,679)	(11,152)	(18,512)	(23,168)
Income before equity in earnings (loss) of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	5,207	8,787	10,920	17,004

Income tax benefit (expense) of taxable REIT subsidiary	55	(164)	(402)	(406)
Equity in earnings (loss) on unconsolidated joint ventures	(1,536)	626	(2,106)	1,791
Income from continuing operations	3,726	9,249	8,412	18,389
Income from discontinued operations	439	376	2,523	1,332
Net income	4,165	9,625	10,935	19,721

Less: Net income attributable to the noncontrolling interest	(78)	(103)	(175)	(216)
Net income available to common stockholders	4,087	9,522	10,760	19,505

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	3,092	(1,359)	885	(803)
Reversal of unrealized loss to realized loss on investment securities	823	2,505	2,504	2,510
Unrealized gain (loss) on derivative instruments	88	367	210	(21)

Comprehensive income	$8,090	11,035	14,359	21,191

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.05	0.14	0.12	0.28
Income from discontinued operations	-	-	0.03	0.02
Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.14	0.15	0.30

Weighted average number of common shares outstanding – basic	78,427	65,929	72,536	65,839
Weighted average number of common shares outstanding – diluted	78,481	65,989	72,590	65,899

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

Net income available to common stockholders	$4,087	9,522	10,760	19,505
Gain on sale of investment properties	(8)	(517)	(2,349)	(1,348)
Equity in depreciation of unconsolidated joint ventures	4,602	2,582	8,507	5,124
Amortization on in-place lease intangibles	989	753	1,665	1,612
Amortization on leasing commissions	299	312	828	507
Depreciation, net of noncontrolling interest	9,991	10,719	21,247	20,435

Funds From Operations	$19,960	23,371	40,658	45,835

Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.14	0.15	0.30

Funds From Operations, per common share – basic and diluted	$0.25	0.35	0.56	0.70

Weighted average number of common shares outstanding, basic	78,427	65,929	72,536	65,839

Weighted average number of common shares outstanding, diluted	78,481	65,989	72,590	65,899

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

Income from continuing operations	$3,726	9,249	8,412	18,389
Gain on sale of property	-	(256)	(341)	(681)
Net income attributable to noncontrolling interest	(78)	(103)	(175)	(216)
Impairment of investment securities	823	2,505	2,504	2,510
Provision for asset impairment	-	666	1,824	666
Income tax benefit (expense) of taxable REIT subsidiary	(55)	164	402	406
Income (loss) from discontinued operations, excluding gains	431	(141)	515	(16)
Interest expense	8,679	11,152	18,512	23,168
Interest expense associated with discontinued operations	-	170	-	369
Interest expense associated with unconsolidated joint ventures	2,837	2,067	5,863	4,050
Depreciation and amortization	11,355	11,690	23,836	22,326
Depreciation and amortization associated with discontinued operations	15	179	84	395
Depreciation and amortization associated with unconsolidated joint ventures	4,602	2,582	8,507	5,124

EBITDA	$32,335	39,924	69,943	76,490

Total Interest Expense	$11,516	13,389	24,375	27,587

EBITDA: Interest Expense Coverage Ratio	2.8 x	3.0 x	2.9 x	2.8 x